Exhibit 99.(d)(vi)

Expense Reimbursement Agreement

This Expense Reimbursement Agreement (this “Agreement”) is made and entered into this 1st day of January 2007 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Global Fund, Inc. (“Global Fund”) with respect to the Equity Series and Income Series (each a “Fund”).

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.               With respect to the Equity Series, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) one hundred sixty basis points (1.60%) for Class A shares of the Fund, (b) two hundred twenty-five basis points (2.25%) for Class B shares of the Fund, (c) two hundred twenty-five basis points (2.25%) for Class C shares of the Fund, (d) one hundred seventy basis points (1.70%) for Class P shares of the Fund, and (e) one hundred twenty-five basis points (1.25%) for Class Y shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 3 below.

2.               With respect to the Income Series, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) one hundred thirty basis points (1.30%) for Class A shares of the Fund, (b) one hundred ninety-five basis points (1.95%) for Class B shares of the Fund, (c) one hundred ninety-five basis points (1.95%) for Class C shares of the Fund, (d) one hundred forty basis points (1.40%) for Class P shares of the Fund, and (e) ninety-five basis points (0.95%) for Class Y shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 3 below.

3.               Lord Abbett’s commitments described in paragraphs 1 and 2 will be effective from January 1, 2007 through April 30, 2008.

IN WITNESS WHEREOF, Lord Abbett and Global Fund have caused this Agreement to be executed by a duly authorized member and officer, respectively, on the day and year first above written.

Lord Abbett Global Fund, Inc.

By:	/s/ Christina T. Simmons
Christina T. Simmons
Vice President and Assistant Secretary

Lord, Abbett & Co. LLC

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel